EXHIBIT 23.2


     INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S REPORT ON FINANCIAL STATEMENT
                              SCHEDULE AND CONSENT


The Board of Directors and Stockholders
Digital Biometrics, Inc.:

         The audits referred to in our report dated November 21, 1997, except as to note 14(a) which is as of November 24, 1997, and note 14(b) which is as of December 1, 1997, included the related financial statement schedule as of September 30, 1997 and for each of the years in the three-year period ended September 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

         We consent to the use of our reports included herein, and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.

                                          /s/KPMG Peat Marwick LLP


Minneapolis, Minnesota
February 19, 1998